SCHEDULE 14A INFORMATION

                       Proxy Statement Pursuant to Section 14(a)
                        of the Securities Exchange Act of 1934
                                (Amendment No. ______)


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|X|    Preliminary Proxy Statement
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| |    Definitive Information Statement
| |    Definitive Additional Materials
| |    Soliciting Material under ss.240.14a-12


                           Medisys Technologies, Inc.
                           --------------------------
                (Name of Registrant as Specified In Its Charter)

                     Medisys Reform Committee Year 2001, LLC
                     ---------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                     Medisys Reform Committee Year 2001, LLC
                           19235 Lutz Highway 41 North
                               Lutz, Florida 33549
                             Telephone 813-949-6251
                              www.medisysreform.com

                                April [__], 2001

         We need your votes to support the election of directors committed to enhancing value for all stockholders


Dear Fellow Medisys Stockholder:

Enclosed is our proxy material for the annual general meeting and election of directors for Medisys Technology, Inc. scheduled for May 9, 2001, in Baton Rouge, Louisiana. We are soliciting your vote in support of our nominees committed to enhancing value for all stockholders. We are soliciting your support for independent directors who will hold management accountable, review current management's past conduct, and take appropriate remedial action where warranted.

Based upon the disappointing performance of the current Board of Directors and management, we believe it is now time for change. In the last year, many of you have suffered serious substantial losses in your investment in Medisys Technologies, Inc. The Board of Directors and management have not regularly provided meaningful and useful information about your investments, including information regarding why your stock values have dramatically declined in the last year.

The attached proxy materials inform you of significant matters that have adversely affected your investment and will continue to adversely affect your investment for the foreseeable future if something is not done about it now. We are asking for your support in effecting changes necessary to protect and enhance the value of your investment in Medisys.

If you have any questions or want additional information, please telephone, e-mail or write us immediately.

We need your vote! Please do not delay, but sign and return the enclosed blue proxy card immediately. No postage is required.

If your shares are held in the name of a brokerage firm, nominee or other institution, only it can vote your shares. Please contact promptly the person responsible for your account and give instructions for your shares to be voted.

                                         Medisys Reform Committee Year 2001, LLC

                                         William H. Morris
                                         Member

                     Medisys Reform Committee Year 2001, LLC
                           19235 Lutz Highway 41 North
                               Lutz, Florida 33549
                             Telephone 813-949-6251
                              www.medisysreform.com

                                 PROXY STATEMENT

         This proxy statement is furnished to holders of common stock of Medisys Technologies, Inc. (the "Company"), in connection with the solicitation of proxies on behalf of the Medisys Reform Committee Year 2001, LLC (the "Reform Committee"), to be voted at the annual general meeting of the stockholders of the Company. We, as the members of the Reform Committee, own 12,109,524 shares of common stock of the Company, or approximately 20.0% of the issued and outstanding stock as reported on the Company's most recent report filed with the Securities and Exchange Commission, or SEC.

         This proxy statement is for use in connection with the 2001 annual general meeting of the stockholders of the Company and any adjournment thereof as described below under "About this Proxy Statement." The Company has announced that the annual meeting is to be held on May 9, 2001, 2:00 p.m., local time, at the Sheraton-Baton Rouge, 102 France Street, Baton Rouge, Louisiana (the "Annual Meeting"). This proxy statement is first being provided to stockholders on or about April [ ], 2001.

         The Company's proxy statement states that the Company has had nine directors but that one, Dr. Robert diBenedetto, has announced his intent to retire at the end of his term. Therefore, management states that eight directors are to be elected at the Annual Meeting. Article II, Section 1 of the Company's bylaws states: "The number of directors may be increased or decreased during the 12 months between elections by a majority vote and at the discretion of the directors." It is unclear whether the Board has fixed the number of directors at nine and is naming only eight nominees or whether the Board has been fixed at eight.

         We are soliciting proxies to:

A.       Elect the following nominees as directors:

                 o     Joseph Daniel Diaco, MD      o     Robert R. Lowe II
                 o     Jerry Malis, MD              o     Edmund Norton Summers
                 o     William A. Smoak             o     Fernando Dimus Serrano

         Each of the Reform Committee's nominees is committed to enhancing value for all stockholders. They are committed to holding management accountable, reviewing current management's past conduct, and taking appropriate remedial action where warranted.

B.       Adopt the following proposals to:

         1.       Amend the bylaws to require independent directors.

         2. Amend the bylaws to prohibit conflicts of interest transactions.

         3. Amend the bylaws to limit Board authority to award management bonuses, sell stock at less than 60% of the market price, or award options with a term of more than two years.

         4. Rescind the previously approved one-for-five reverse stock split.

         5. Investigate the Company's business relationship with Dispomedic 2000 and take warranted action.


         The resolutions to be submitted to the stockholders to consider the foregoing proposals are set forth on Appendix A attached.

         It is important that all stockholders receive a copy of this proxy statement. If you know stockholders who have not received this proxy statement because their stock is held by a brokerage firm, bank or other nominee, please tell them that they can obtain a copy of this proxy statement by contacting us or from the Internet at the SEC's web site, http://www.sec.gov, or our web site, http://www.medisysreform.com.

         Stockholders may also vote by downloading the proxy from our web site, http://www.medisysreform.com, printing the proxy, signing and dating the proxy, and returning it to us by facsimile at 813-949-9658.

                              ---------------------

         You will soon receive a proxy statement from management of the Company, asking you to sign and return a proxy supporting a slate of management directors. Please sign and return only our Reform Committee's blue proxy card. Do not return management's proxy card under any circumstances. If you return both our Reform Committee's blue proxy card and the Company's card, there is a danger that your shares will not be voted as you desire, because only the latest dated proxy card you submit will count.

         Regardless of whether you plan to attend the Annual Meeting in person, please fill in, sign, date and return the enclosed blue proxy card promptly. No postage is required if mailed in the United States.

         If your shares are held in the name of a brokerage firm, nominee or other institution, only it can vote your shares. Please contact promptly the person responsible for your account and give instructions for your shares to be voted.

                           ABOUT THIS PROXY STATEMENT

         The Reform Committee has a simple agenda--replace the current directors with directors committed to an agenda to implement important management controls, review past management misconduct, and turn the Company to profitability. This proxy statement provides information about the Reform Committee, explains the background for the Reform Committee's dissatisfaction with the incumbent Board of Directors, outlines specific areas of concern, and proposes candidates committed to concrete policies that the Reform Committee believes are crucial to build value for all stockholders.

         Current stockholders have seen the value of their stock decline precipitously during the past twelve months, from $1.37 on May 9, 2000, to $0.10 on April 4, 2001. The Reform Committee lays the blame for the deterioration in value squarely on the shoulders of the incumbent directors for the reasons explained below.

         The fundamental way for the stockholders to cause comprehensive corporate change is for the stockholders to replace the current Board of Directors with directors with an agenda of progressive change. The Utah Revised Business Corporation Act under which the Company is organized enfranchises the stockholders to nominate and elect directors, notwithstanding the objection of incumbent directors or their proposal to be reelected. This proxy statement is a part of the Reform Committee's nomination and election process. The Reform Committee has carefully selected qualified candidates to be nominated for election as directors at the Annual Meeting. Now the Reform Committee is circulating this proxy statement to seek your express support of these candidates by granting the Reform Committee representatives your proxy to vote your shares at the Annual Meeting.

         By law, the Company must provide us with access to stockholder information so that we can communicate with you, even if the incumbent directors strenuously object to our actions.

         This proxy statement is for the 2001 Annual Meeting of the Company that it is required by law to hold each year. The Company has announced that the 2001 Annual Meeting is to be held on May 9, 2001, 2:00 p.m., local time, at the Sheraton-Baton Rouge, 102 France Street, Baton Rouge, Louisiana. The Reform Committee requests that you appoint the Reform Committee designees as your proxy to vote all of your common stock at the Annual Meeting and at any adjournment.

         Other information about our position and this proxy contest is available at www.medisysreform.com. Stockholders wishing to provide information about their stockholdings should contact us by e-mail at WilliamMorris@medisysreform.com, providing their name, number of shares held, and contact information.

         In reviewing this proxy statement, please note that the Reform Committee's evaluation of the Company, its business, and its management is subject to limitations arising from the limited information available to the Reform Committee. The Reform Committee's principal source of information about the Company is the periodic reports that it files with the SEC or its other public releases.

         Please sign and return only our Reform Committee's blue proxy card immediately.

                               PRINCIPAL CONCERNS

         In little more than two years, current directors and management of the Company have been responsible for the following:

         1. Precarious Current Financial Condition. The Company reports that, as of December 31, 2000, it had a working capital deficit of $1,035,848, with total assets of only $1,179,604, adding that it only has "sufficient capital resources and commitments to fund anticipated operations into the second quarter of the year 2001"--that is now! The Company is broke. Unlike last year, the Company's independent auditor's report for 2000 contains a qualifying paragraph as to the ability of the Company to continue as a going concern. Management's announced plans to seek additional capital demonstrate too little planning too late, in the opinion of the Reform Committee.

         2. Share Dilution. The number of outstanding shares has nearly doubled, from about 34.0 million at December 31, 1998, to 61.2 million on December 31, 2000. And the Company may have a further obligation to issue a substantial number of additional shares under its outstanding $1.4 million convertible debenture that is convertible at the lower of 85% of market at conversion or $2.00 per share. The Company has also announced that it only has sufficient capital resources and commitments to fund anticipated operations into the second quarter of the year 2001 and that it may seek capital from the sale of even more shares.

         3. Increased Long-Term Debt. The Company's long-term debt has increased to $1,421,740, according to the December 31, 2000 annual report on Form 10-KSB, primarily through the issuance of convertible debentures. The entire amount of this debenture debt was incurred during the year 2000. The convertible debentures have a floating conversion price based on 85% of the market price of the common stock prior to the conversion date. At the recent low share price of $0.10 per share, the conversion of the balance outstanding on this debenture as of December 31, 2000, would result in the issuance of about 16.7 million additional shares. If the share price continues to drop, further reducing the conversion price, each conversion will result in the issuance of even more shares, thereby increasing the supply of stock overhanging the market, which can further lower the market, and so forth. Of course, conversion at higher prices would result in fewer shares being issued. By agreeing to a conversion price based on a discount of the market price at the time of conversion, management has essentially exposed our stock to the risk of a death spiral of continuing price declines. This is another deal management asked the Board to approve without providing the Board full access to the relevant documents.

         4. Massive Company Losses. The Company reported losses for the year ended December 31, 2000, of about $6.7 million, as compared to about $1.7 million for 1999. This amount of loss for 2000 should be compared with the accumulated losses since inception of $9.7 million reported at December 31, 1999.

         5. Sale of Substantial Company Assets without Significant Benefits to Date. The Company agreed to transfer worldwide rights to the CoverTipTM syringe outside North America to Dispomedic 2000, retaining only a 15% interest for the Company stockholders, paid Dispomedic $500,000 in cash, and agreed to transfer
7.0 million shares of Company stock to Dispomedic, all as incentive to establish manufacturing capability to produce

100 million CoverTipTM syringes annually. Although Dispomedic has failed to establish the significant production capability for which it was paid, management has not announced any steps to protect us as stockholders by recovering the stock and money paid to Dispomedic.

         6. Management Has Failed To Deliver Promised Sales. The Company has not reported any substantial sales of CoverTipTM despite projections of such sales for the fourth quarter of 2000. Although the Company recently announced that in late 2000 it delivered an initial shipment of CoverTipTM syringes to support pilot marketing efforts and delivered the first quantity of commercial syringes, its total sales for 2000 were only $1,197. The Company still has not specified the number of units or the dollar amount involved or the details of these pilot marketing efforts or commercial quantity.

         7. Management Bankrupted a Substantial Part of the Book Value of the Company. Management placed the Company' subsidiary, Phillips Pharmatech, into bankruptcy rather than take advantage of an offer to purchase Phillips Pharmatech for $500,000 cash. As a result, the Company reported a loss of $1.4 million from discontinued operations during the first nine months of 2000 and corresponding stock value losses.

         8. Share Value Lost. During 2000 through 2001, the Company share price declined from a high of $3.50 to a recent low price of $0.10, although recently the share price has recovered somewhat.

         9. Unreasonable Bonuses Paid to Management. Early in the year 1998, the Board of Directors voted to give Edward Sutherland and Kerry Frey stock bonuses when the Company was virtually bankrupt. Later, in August 1999, the Board of Directors voted that this stock bonus should be 300,000 shares each. A few months later, the Board of Directors voted to give Edward Sutherland and Kerry Frey 250,000 shares each in lieu of salary for the month of November. Then, in early 2000, the Board voted to give them each bonuses of $100,000 in cash or 400,000 shares each, depending upon the availability of cash on hand. These 1.1 million shares awarded, plus either an additional 800,000 shares or $200,000 in cash, are far in excess of what we believe their services were worth when the bonuses were awarded. On the heels of these hefty bonuses, the Company lost almost $6.7 million during 2000. Despite promises made by management during the annual stockholder's meeting in May 2000, the Company has produced no significant sales. And, worse yet, the Company stock value has since plummeted to a recent low of $0.10 per share.

                         PROPOSED SOLUTIONS AND ACTIONS

         The Reform Committee believes the foregoing abuses can be curtailed through replacing the incumbent controlling directors and implementing certain changes in the way the Company's Board of Directors governs. The Reform Committee also believes past actions of the Board of Directors need to be investigated for appropriate corrective action. A new Board of Directors can revitalize and redirect the Company towards prosperity instead of the ongoing failures the Company continues to experience under the current Board of Directors and management. The forms of the resolutions that we intend to propose for adoption at the Annual Meeting are set forth on Appendix A attached. The following is merely a summary of the detailed provisions of those resolutions and is qualified in its entirety by the forms of the resolutions themselves. You are urged to review the resolutions set forth on Appendix A in detail.

         We believe the following measures should be adopted by the stockholders to protect them and accomplish the goals and objectives outlined above:

         1. Require Independent Directors. Amend the bylaws to provide that no director may simultaneously serve in a management capacity. We believe it is the duty of the Board of Directors to oversee and direct the actions of management, not the other way around. Therefore, we believe all of the directors should be independent and not an officer or employee of the Company or its subsidiaries or have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities as a director.

         2. Prohibit Director Conflicts of Interest. Amend the bylaws to provide that no director may receive income from the Company other than compensation for his or her services as director to eliminate conflicts of interest.

         3. Limit Board Discretion. Amend the bylaws to provide that the directors should not have the authority, absent approval by the stockholders, to:

                  (a) award management bonuses before the Company is profitable;

                  (b) sell common stock at less than 60% of the average closing price during the past 21 trading days;

                  (c) award options with a term longer than two years or with an exercise price lower than the closing price the day prior to the grant.


The recently reported compensation to management should be sufficient motivation for this proposal. With record losses, the base salary of the two highest paid officers--Chief Executive Officer Sutherland and President Frey--is to increase from $150,000 each in 2000 to $210,000 by 2002, without any requirement that they meet any objective performance criteria. Of course, in addition to each's base salary in 2000, the Company paid cash bonuses of $50,000 to Sutherland and $46,154 to Frey.

         4. Rescind the Previously Approved Reverse Split. We propose that the prior approval by stockholders for a one-for-five reverse split be withdrawn. The Reform Committee believes that such a reverse stock split will be devastating to all stockholders. In the experience of members of the Reform Committee, a reverse split frequently results in substantial reduction in the value of each stockholder's holdings because of the combination of a usual substantial drop in share price immediately after the reverse split is announced, together with the tendency of the post-reverse-split price to trickle down toward the price it was before the reverse split occurred. For example, in a one-for-five reverse stock split, since each stockholder would, after the split, have only one-fifth as many shares as before, the per share trading price would have to increase five-fold for each stockholder's holdings to retain their pre-reverse split value. All too often, this does not occur, particularly in the case of a low-priced security such as the Company's. The stock value is particularly at risk now because of the Company's immediate need for significant amounts of additional capital without assured alternative sources.

         5. Investigate the Dispomedic Deal. In late 1999, the Board was asked to approve the Dispomedic Agreement, a manufacturing agreement with an Israeli Company called Dispomedic 2000. At the time, the management directors failed to inform the other directors that management had turned away a person representing a plastics manufacturing company that wanted to bid to manufacture the syringe. This representative was directed by management to go to Dispomedic for negotiation of a subcontract. We non-management directors learned of this in a meeting attended by William Morris, Brett Phillips, Carl Anderson and the manufacturer's representative during the summer of 2000. That manufacturer's representative represented that his client was willing to manufacture the syringe for $0.11 each. If this is so, the Reform Committee believes management should have allowed that manufacturer to submit a competitive bid, rather than direct him to negotiate a subcontract with Dispomedic 2000, which demanded up to $0.18 each from the Company for the syringes. The Reform Committee is confident that, had all of the directors been properly informed of the availability of the alternative manufacturer, the Board would never have approved the Dispomedic Agreement.

         The Reform Committee also believes the new Board of Directors should thoroughly investigate the conditions under which the manufacturing agreement with Dispomedic 2000 was negotiated. Specifically, the new Board should look into the following:

                  (a) Why did the Company agree to pay up to 18 cents per syringe? On February 16, 2001, a buy recommendation for SCEP by Capitol Research Group (funded by "third-party SCEP stockholders" according to the report) said "safety syringes sell for between 10 cents and 20 cents each." How can the Company afford to pay $0.18 each for the syringes if it can only sell them for between $0.10 and $0.20?

                  (b) Why has the incumbent Board not taken action against Dispomedic, in view of the fact that it apparently has defaulted in its obligation to install sufficient manufacturing capacity to produce 100,000,000 CoverTipTM syringes by June 1, 2001, after being provided the following incentives to do so in the agreement to:

                           (i) issue 7,000,000 shares of stock (in the agreement
                  approved by the Board on January 12, a day that the stock closed at $1.44 per share);

                           (ii) pay $500,000 in cash; and

                           (iii) convey exclusive marketing rights to the CoverTipTM syringe outside North America (actually 85% thereof, with the Company retaining beneficial ownership of 15%).

                  (c) What are the terms of the mid-year 2000 amendments to the Dispomedic agreement and why were these revised terms agreed to?

         In an effort to investigate this matter while directors of the Company, members of the Reform Committee requested copies of all documents relative to this transaction, but the management directors refused to provide those documents and records. One of the objectives of the Florida lawsuit, which members of the Reform Committee initiated on behalf of all stockholders, was to obtain copies of these documents in order to thoroughly investigate all factors relative to this transaction. Even in the face of litigation, the incumbent Board has refused to furnish these documents! An independent Board could obtain these documents and complete a detailed review without the need for litigation.

         In summary, the above proposals will protect the interests of all stockholders of the Company. None of these measures will hamper the operations of the Company.

         The Reform Committee would appreciate receiving comments from any stockholders regarding the above and suggestions for other areas of concern that should be addressed.

                       A NEW BOARD OF DIRECTORS IS NEEDED

         The Reform Committee believes that a totally new Board of Directors is needed in order to effect the changes required to save the Company and put it on the right track to realize its potential for profitability. The Reform Committee believes that the new Board should take the following actions to repair the financial condition of the Company and enhance stockholder value:

         First, establish an appropriate investor relations policy that will keep the real owners of the Company, namely the stockholders, informed on a timely basis of developments that affect the value of their investment. In the Reform Committee's opinion, current investor relations are haphazard at best. One important change is to build a corporate culture of candor and credibility. All too often in the past, the controlling directors and management have released snippets of information without providing the stockholders with ready access to the details required for careful, complete analysis.

         For example, in January 2000, the Company entered into a manufacturing agreement with Dispomedic 2000 for production of the Company's CoverTipTM safety syringe. The Company agreed to pay $500,000 in cash and issue 7,000,000 shares of common stock. This agreement also conveyed to Dispomedic 85% of the rights to market the CoverTipTM safety syringe outside North America. Other than a general summary of this potentially important agreement, however, the details have never been provided. Further, this significant contract has never been included as a "material contract" exhibit in any of the Company's SEC filings. Similarly, the Company's annual report summarizes three year employment agreements for 2000 through 2002 with Chief Executive Officer and Director Sutherland and President and Director Frey, but apparently the Company does not consider these to be "material contracts" to be included as exhibits to SEC filings so the stockholders can learn the full details.

         The annual report on Form 10-KSB also fails include or incorporate by reference copies of documents related to (a) $1,000,000 subscription by Director Charles Potter to purchase 5,555,555 shares of common stock or the related $450,000 debt of Director Potter's, which was forgiven to repurchase 1,000,000 shares and cancel 900,000 warrants; (b) the $2,000,000 face amount of debenture convertible into common stock at the lower of 85% of market at conversion or $2.00; (c) warrants issued to employees, some of whom may be officers or directors, during 2000 to purchase an aggregate of 3,576,752 shares of common stock; (d) the terms of the warrants to purchase 373,986 shares that were issued below market price; (e) the terms under which the Company paid $86,266 during 2000 as well as undisclosed amounts paid in previous years to Mr. Kiesel's law firm, Roy, Kiesel & Tucker, to do patent and other legal work for the Company; and (f) the issuance, under the Dispomedic agreement, of 5.5 million shares to be held in escrow until the services constituting the agreed consideration for the issuance of the shares are rendered. (As an indication of what the Company deems a "material contract," the Form 10-KSB does incorporate by reference the Company's $900 per month lease on office facilities from Chief Executive Officer and Director Edward Sutherland and his wife.)

         Second, seek well-founded strategic alliances with larger, more well-financed medical product companies in order to fund the development, approval and marketing of the Company's sharps safety products. The Company has 17 U.S. and three foreign patents pending on a variety of sharps safety devices. The Reform Committee believes that the more specialized safety devices will face less severe competition and will be received by a less price-sensitive market (e.g. doctors and their assistants). The Company states that additional funds it hopes to raise, as realized, will be used to market CoverTipTM and for the development of other products. Without additional funding, do stockholders have any hope for product sales under the current announced strategy?

         With Mr. Kiesel as Secretary and a Director of the Company and his law firm doing patent and other work for the Company, perhaps it should be no surprise that the Company has 17 U.S. and three foreign patents. As noted above, during 2000 the Company paid $86,266 to Mr. Kiesel's law firm, Roy, Kiesel & Tucker. No matter how well or economically this patent work may have been completed, to date, it has not been the stockholders who have realized value from it. The stockholders can realize value out of these patents only if they can be commercialized into profitable products. That requires special entrepreneurial skills that the Reform Committee believes the Company has been lacking. It is time for a change--a change in the Board of Directors to build value for the stockholders.

         Third, establish a sales team capable of getting the Company's products into the market with real sales--not simply requests for samples.

         Fourth, review the performance of current management with a view toward supplementing or replacing personnel if warranted.

         Fifth, adhere to financing policies that avoid to the greatest extent possible continued dilution of your Company stock.

         Sixth, employ strategies designed to terminate the litigation currently embroiling the Company on terms that best protect the interests and share value of the stockholders.

         In its April 16, 2001 10-KSB, the Company admitted its legal strategies have backfired in the face of the stockholders. For example, the lawsuit the Company filed in Louisiana was found to violate an agreement to litigate the dispute in Utah. Thus, the Company wasted attorney fees on that misadventure.

         In addition, the Company has admitted it has been held liable for $30,000 in attorney fees as a result of a lawsuit it filed in Utah against its transfer agent, Interstate Transfer Company. These fees are payable to members of the Reform Committee and others. The Company has failed to disclose it is facing an additional petition for $12,500 more fees in connection with that matter.

         The Company has also reported it may face additional liability for the temporary restraining order that was dissolved in federal court in Utah stating:
"Dissolution of the [temporary restraining order] can lead to the award of attorney's fees and reasonable provable damages in the discretion of the Court." The Reform Committee estimates that liability may exceed $4.5 million, which is the estimated loss of stock value incurred by virtue of the actions of the Board of Directors.

         The financial consequences to the stockholders for the litigation instituted by the Company may be substantial. The Company has not disclosed what it has cost the stockholders in attorney fees alone to pursue this litigation. The Company has failed to provide any professional opinion as to its likelihood of success in continuing to pursue this litigation.

         We believe an independent Board of Directors can evaluate the liabilities the Company now faces as a consequence of the conduct of incumbent Directors and management, including whether these matters can be mediated to a reasonable resolution that benefits the stockholders. The present Board has conflicts of interest because its members face the risks of personal, individual liability for many of these actions and therefore may be less likely to give fair consideration to the interests of the stockholders.

         Seventh, place first priority on the protection of stockholder's interest, getting the Company to a profitable basis, and enhancement of share value.

         Any of the above proposals, except for rejection of the reverse stock split, that are not approved by the stockholders may nevertheless be implemented by the Board of Directors if the nominees of the Reform Committee are elected if such directors believe that such measure is consistent with their fiduciary duty to the corporation.

                             It Is Time for Action!

                                  OUR NOMINEES

         The Reform Committee proposes a slate of six outstanding nominees for election to the Board of Directors. Each nominee possesses different skills and expertise that will be invaluable in accomplishing the objective of correcting past mistakes and placing the Company on the road to profitability and higher share value. Each director elected at the Annual Meeting will be elected for a term expiring at the next annual meeting of the Company and until his successor is elected and qualified.

         All of these nominees will support the above actions and solutions proposed by the Reform Committee consistent with their fiduciary obligations to the Company.

         The name of each and a brief summary of his expertise are provided below:

         Name                Age                  Qualifications
         ----                ---                  --------------
Joseph Daniel Diaco, MD....  61   Tampa,  Florida   surgeon  who  has  practiced
                                  medicine since 1970. He is former chief of staff and current chief of surgery at St.
                                  Joseph's Hospital, the second largest hospital in Tampa. He has been team physician for the Tampa Bay Buccaneers since inception.

Jerry Malis, MD............  68   President and   major  stockholder  of  Valley
                                  Forge  Scientific   Corporation,   a  publicly
                                  traded   (Nasdaq   SmallCap)   medical  device
                                  company. Valley Forge manufactures and markets
                                  a  variety  of  medical   devices,   primarily
                                  electro-surgical equipment for use in multiple
                                  medical    disciplines,    including   general
                                  surgery,  neurosurgery,  gynecology and dental
                                  surgery.  Dr.  Malis,  who,  together with his
                                  brother  Leonard  Malis,   M.D.,  founded  the
                                  company in 1981,  has served as  President  of
                                  Valley  Forge  since   inception.   Dr.  Malis
                                  received  his  medical  degree  from  Columbia
                                  University.

William A. Smoak...........  53   Director,  Project   Development  for  Calpine
                                  Corporation,  a NYSE traded corporation in the
                                  power  generation   business.   Mr.  Smoak  is
                                  currently  responsible  for development of two
                                  projects  totaling  $2.3 billion in value.  He
                                  formerly   held  the  positions  of  Director,
                                  Project   Engineering,    Director,   Business
                                  Development and Director, Project Development at TECO Power Services, Inc., a NYSE traded corporation, between 1991 and 2000. Before that he was Director, Business Development for Progress Energy, Inc. Mr. Smoak holds a BS degree in Nuclear Engineering Sciences from the University of Florida at Gainesville.

Robert R. Lowe II..........  54   Owner and  operator  of Filter  Pure  Systems,
                                  Inc. since 1981. He holds a business and marketing degree from Miami University.

Edmund Norton Summers......  62   Retired in 1999 from General Electric after 34
                                  years of service,  where he was regional sales
                                  manager   for   a   10-state   area   in   the
                                  Southeastern United States. His division was responsible for sales ranging from $300 to $500 million annually.

Fernando Dimus Serrano.....  38   Finance  Manager   for  Calpine   Corporation.
                                  Prior to that, he was employed for 13 years by
                                  TECO    Power     Services,     Inc.,     with
                                  responsibilities during that time including contract administration, strategic planning, sales and financial analyst. Mr. Serrano holds a BS degree in information systems and an MBA degree with a specialty in finance.

         None of the above nominees has had any business relationship with the Company.

         A vote for our nominees will ensure that you--the owners of the Company--will be represented by directors committed to the policies outlined in the proxy statement.

                              THE REFORM COMMITTEE

         Articles of Organization for the Medisys Reform Committee Year 2001, LLC were filed in Florida on March 12, 2001. On March 23, 2001, the organization of the Reform Committee was completed, with Brett J. Phillips, William H. Morris, Marilyn L. Morris, and E. Carl Anderson as members. The manager of the Reform Committee is Mr. Anderson.

         The members of the Reform Committee share voting and dispositive power and, therefore, are deemed to own beneficially 12,109,524 shares of common stock of the Company, which constitutes 19.8% of the approximately 61.2 million shares issued and outstanding as reported by the Company in its quarterly report on Form 10-QSB for the quarter ended December 31, 2000. The Reform Committee and its participants have filed with the SEC a Statement of Beneficial Ownership on
Schedule 13D under the Securities Exchange Act setting forth additional details about their identities and their direct and indirect interest in the Company. Such statement of ownership is available free of charge on the SEC's web site http://www.sec.gov as well as at the web site of the Reform Committee, www.medisysreform.com.

         The table below sets forth information, as of April 16, 2001, as to the Reform Committee, each member of the Reform Committee, and each Reform Committee nominee for election as a director, all of whom are participants in this proxy solicitation. Except as otherwise indicated, all shares are owned directly, and the persons named in the table have sole voting and investment power with respect to shares shown as beneficially owned by them. Each member of the Reform Committee may be deemed to share voting and dispositive power respecting all of such 12,109,524 shares that are held of record by its members as set forth in the following table:

                                                                                         Number of
                 Beneficial Owners                          Nature of Ownership         Shares Owned        Percent
-----------------------------------------------------    --------------------------    ---------------     ----------
Reform Committee.....................................    Beneficial                       12,109,524           19.8

Reform Committee Members
Brett J. Phillips ...................................    Record and beneficial             2,475,260            4.0
William H. and Marilyn L. Morris(1)..................    Record and beneficial             4,823,184            7.9
E. Carl Anderson.....................................    Record and beneficial             4,811,080            7.9

Nominees:                                                                                          --          --
Joseph Daniel Diaco, MD..............................                                              --          --
Robert R. Lowe II....................................                                              --          --
Jerry Malis, MD......................................                                              --          --
Edmund Norton Summers................................                                              --          --
William A. Smoak.....................................                                              --          --
Fernando Dimus Serrano...............................                                              --          --

All Nominees, as a Group (6 Persons) ................                                              --          --
------------------

(1) Consists of 4,688,215 shares in the name of Marilyn L. Morris and 124,969 in the name of both.

Except for shared voting and dispositive power, the respective members of the Reform Committee disclaim beneficial ownership in any shares registered in the name of any other member.

         The Reform Committee has recruited as its nominees, for election as directors at the Annual Meeting, the following persons who are also participants in the solicitation:

        o    Joseph Daniel Diaco, MD              o    Robert R. Lowe II
        o    Jerry Malis, MD                      o    Edmund Norton Summers
        o    William A. Smoak                     o    Fernando Dimus Serrano

         During the past five years, no person participating in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), except that Phillips entered a plea of nolo contendere to a misdemeanor batter charge and a second charge of contributing to the delinquency of a minor on September 4, 1997, in Pinellas County Criminal Justice Court, Florida, for which he was sentenced to probation and to pay a fine of $200.

         During the past five years, no person participating in this solicitation was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of or prohibiting or mandating activities subject to federal or state securities laws.

         Except as set forth on Appendix B, no person participating in this solicitation effected any transactions in the common stock of the Company during the past two years. To the knowledge of the members of the Reform Committee, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of such members. Except as set forth on Appendix B, no person participating in this solicitation is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except for fees to be received by nominees elected as directors as provided in the Company's bylaws, no person participating in this solicitation has any arrangement or understanding with any person respecting any future employment by the Company or its affiliates or any future transaction to which the Company or any of its affiliates will or may be a party.

Background

         In 1994, the members of the Reform Committee organized Phillips Pharmatech, Inc., Largo, Florida, as a contract manufacturer of over-the-counter, complementary healthcare products, principally vitamins, mineral supplements, herbal therapy and diet aids. Phillips Pharmatech produced these products as a contract manufacturer for a variety of wholesale and retail marketers, and packaged and shipped them from its Largo, Florida facility.

         In 1998, Phillips Pharmatech and its owners were introduced to Medisys Technologies, Inc. by Kevin J. Sakser doing business as KJS Investments. After preliminary introductions and the exchange of business information, discussions progressed to a possible acquisition of Phillips Pharmatech by Medisys. Phillips Pharmatech and its owners were interested in the intellectual properties and proprietary products under research and development by Medisys and their potential contribution to long-term stockholder value in which they could participate by receiving Medisys common stock as consideration for the transfer to the Company of Phillips Pharmatech. On the other hand, Phillips Pharmatech and its owners were advised by Company representatives that the Company recognized that Phillips Pharmatech, if provided with a capital infusion at the outset, could generate short-term cash flow to sustain Medisys while it realized the potential of its other products.

         These discussions ultimately led to the execution on December 22, 1998, of an Acquisition and Share Exchange Agreement between the Company and the Phillips Pharmatech stockholders. On December 22, 1998, the Company completed the acquisition of Phillips Pharmatech under this agreement, agreeing to issue 15,602,147 shares of common stock in exchange for all of the outstanding common stock of Phillips Pharmatech. The shares to be issued by the Company in this transaction represented 50% of the total shares of the Company issued and outstanding immediately thereafter. Pursuant to the acquisition agreement, Messrs. Morris, Anderson and Phillips were appointed to the Board of Directors of the Company.

         The actual delivery of the 15,606,147 shares of common stock was delayed because the Board of Directors for the Company insisted upon independent audits of the financial statements and records of Phillips Pharmatech. This demand was made during the Board of Directors meeting that took place immediately after the special stockholder meeting of December 22, 1998. A few months later, these independent audits were completed by the Company's auditors. After these audits were completed and after the Company was satisfied with the results, certificates for the 15,606,147 shares of common stock were then issued to Carl Anderson, Brett Phillips, Marilyn L. Morris and Barbara Larkins.

         Prior to entering into the agreement to acquire Phillips Pharmatech, the Company represented to the stockholders of Phillips Pharmatech that the combination of the Company and Phillips Pharmatech would enable the Company to obtain significant amounts of required investment capital. However, it did not. Nevertheless, during early 1999, revenues from Phillips Pharmatech were transferred on a short-term basis to the Company to enable it continue its operations. In turn, however, the Company did not raise the significant amounts of additional capital to be provided to Phillips Pharmatech to expand its operations and, therefore, cash flow, as the parties had contemplated when entering the agreement.

         In early 1999 and in the face of the continuing lack of promised funding from the Company, Phillips Pharmatech was forced to dip into its operating accounts to finance the purchase of its manufacturing facility in lieu of relocation and rehabilitating a different site. This event was precipitated by the declarations of the landlord of the intention to sell the building and his requirement that Phillips Pharmatech would have to vacate. As a consequence of depleting working capital to make a down payment on this building, Phillips Pharmatech had to reduce its inventory of manufactured goods for later sale, which resulted in losses in revenues. These developments were brought to the immediate attention of the Company's Board of Directors and management, which repeatedly deferred any action to address Phillips Pharmatech's cash shortages. As a result, the financial distress of Phillips Pharmatech became progressively worse.

         At the August 23, 1999 meeting of the Board of Directors of the Company concerning the continuing financial problems of Phillips Pharmatech, a number of developments occurred involving the award of bonuses to management. A dispute arose over the award of stock bonuses to Messrs. Edward Sutherland and Kerry Frey. Over the objection of Messrs. Morris and Anderson, stock bonuses for Messrs. Sutherland and Frey were granted in the amount of 300,000 shares each. Similarly, a majority of the Board of Directors, again over objection from Messrs. Morris, Anderson and Phillips, awarded 250,000 shares each to Messrs. Sutherland and Frey for compensation for the month of November 1999. The market value of these shares for one month's service at the time was a total of $125,000.

         Afterwards, and after threats of resignation by Edward Sutherland and Kerry Frey, Messrs. Morris, Anderson and Phillips began to voice increasing criticism of the contributions of the inside directors and management. This led to proposals for a special stockholder meeting to consider their removal and replacement. The Board, particularly Mr. Sutherland, persuaded Mr. Anderson not to press the matter pending a revisit of the entire subject prior to the annual general management meeting of May 2000. In this respect, Mr. Sutherland informed Mr. Anderson and the Board that Mr. Sutherland intended to resign in May 2000.

         Throughout the latter part of year 1999 and early 2000, Messrs. Morris, Phillips and Anderson became increasingly frustrated by the decline of the Company's stock price, the lack of public information indicating satisfactory progress toward product development, manufacturing and profitability, and the inability of management to obtain financing to develop the CoverTipTM safety syringe. Messrs. Morris, Anderson and Phillips increased their criticism of the policies and practices of the controlling directors, particularly of granting bonuses to management when their part-time Company employment was not resulting in profit or building value for the Company stockholders.

         The circumstances led to warnings by Messrs. Morris, Anderson and Phillips of the potential for stockholder litigation. In March 2000, Mr. Anderson warned the Board of Directors that he intended to solicit proxies and nominate an independent Board of Directors if members of the Board could not come to terms. Subsequent to this, Mr. Anderson undertook to investigate two agreements approved by the Board at the urgent behest of management. Management refused Mr. Anderson access to these agreements or related records.

         In April 2000, without prior Board approval, management issued the Company's 1999 annual report and solicited proxies to elect a slate of directors chosen by them and the controlling members of the Board. Following these actions, taken in the name of the Board, but without actual Board review and approval, Messrs. Morris, Anderson and Phillips initiated stockholder litigation against the controlling directors who undertook these unilateral actions as discussed below.

         Having obtained control of the Company, the incumbent, controlling directors presided over the affairs of the Company throughout the balance of year 2000 and early 2001. The bankrupting of Phillips Pharmatech by the Company Board, the devastating loss in stock value, the failure to secure sales of Company products as promised during the 2000 annual meeting, the failure to achieve product production, the massive losses of $6,700,000 in the first nine months of 2000, and the failure of management to keep stockholders adequately informed regarding their investment led, in March 2001, to the organization of the Reform Committee.

         The Reform Committee formally advised Medisys that the Reform Committee intended to launch a proxy fight to replace the management and controlling directors on April 2, 2001, by filing the Reform Committee's Schedule 13D with the SEC. In that schedule, the Reform Committee stated its intent to propose a slate of nominees for election as directors committed to support practices and policies endorsed by the Reform Committee and to conduct a detailed review of the recent acts and transactions of the Company, particularly those to which executive officers and their affiliates were a party, to determine whether such transactions were on terms that were fair to the Company from a financial point of view, and to take such action as may be appropriate in the circumstance.

         Thereafter, William D. Kiesel, who states he was elected a director of the Company in 1992 and corporate secretary in 1996, filed an affidavit dated April 5, 2001, in the litigation in the Florida lawsuit discussed below in which he states:

                  Pursuant to Article IV, Section 12(a) of the Company's By-laws, a stockholder who wishes to present proposals for consideration at the annual shareholder meeting must submit their proposals to the Company's Secretary on or before January 5 of the year in which said meeting is to be held. Moreover, Article IV, Section 12(b) permits stockholders to nominate candidates for the Company's Board of Directors, and requires such nominations to be submitted to the Company, along with sufficient data regarding the candidate's qualifications, at least sixty days but not more than ninety days prior to the first anniversary of the preceding year's annual meeting. The deadlines established in the By-laws for the submission of shareholder proposals and director nominees are disclosed each year to shareholders in the Proxy Statement distributed by the Company in advance of the annual meeting. The aforementioned deadlines were disclosed last year to the Company's stockholders (including the Plaintiffs) on pages 4 and 7 of last year's Proxy Statement.

         The Reform Committee challenges these statements for the following reasons:

         Mr. Kiesel's affidavit is misleading in several material respects. First, the affidavit appears intended to create the impression that no stockholder nominees could be presented to the stockholders except in compliance with the deadlines. This is simply untrue. When the bylaws were finally disclosed to the public, as discussed below, they included a Section 12(c) that directly contradicts the impression created by Mr. Kiesel's affidavit. Section 12(c) provides:

         No slate of directors, other than that nominated by the Board of Directors shall be considered at the annual meeting or any special meeting to elect directors unless properly noticed and mailed in accordance with the proxy rules, so that all shareholders will have at least 10 days notice of such action.

From this provision, it is clear that the stockholders should be permitted to vote on the Reform Committee's nominees, despite Mr. Kiesel's sworn statement to the Florida court.

         Second, Mr. Kiesel's affidavit appears intended to create the belief that the deadlines announced in last year's proxy statement were authorized by the Board through the amendment to the bylaws. This is also untrue.

         In May 1999, the Company sent to William Morris copies of the bylaws then in existence. The bylaws the Company then furnished do not contain any
Article IV, Section 12 containing the material to which Mr. Keisel's affidavit refers.

         Members of the Reform Committee, Messrs. Morris, Anderson and Phillips, were members of the Board of Directors of the Company until May 10, 2000, and as such participated in all regular and special meetings of the Board of Directors. At no time during their tenure was Article IV, Section 12 proposed as an amendment to the bylaws.

         Until April 16, 2001, the Company had never filed as required or, to the knowledge of the Reform Committee, made publicly available, any copy of the bylaws containing any Section 12. The Company's SEC filings are required to include copies of the bylaws, but the Reform Committee has been unable to locate any bylaws that include a Section 12 in Article IV, prior to the Company's April 16, 2001 filing of its annual report on Form 10-KSB for the year ended December 31, 2000. The Company's SEC reports and a registration statement filed during 2000, for example, state that the bylaws are incorporated by reference to exhibits previously filed as an exhibit to the Company's registration statement on Form 10-SB. But that Form 10-SB filed on September 27, 1996 and available on the SEC's EDGAR site, states as follows respecting the attachment of bylaws as an exhibit, "3.2(ii) Bylaws of Registrant ('P')," without any explanation of "('P')." No bylaws appear in the SEC's EDGAR site. Until April 16,

2001, all subsequent SEC filings by the Company incorporate by reference the bylaws purportedly attached as an exhibit to the Form 10-SB.

         If the bylaws were amended as Mr. Kiesel's affidavit states prior to the May 2000 annual meeting of stockholders, the Company's quarterly reports on Form 10-QSB for the quarter ended June 30, 2000, filed on August 14, 2000, and for the quarter ended September 30, 2000, filed on November 14, 2000, both required that bylaws be included as exhibits. However, in both cases, the Company did not indicate that the bylaws had been amended or attach revised bylaws as an exhibit. Most recently, in the annual report on Form 10-KSB for the year ended December 31, 2000, filed on April 16, 2001, amended bylaws are attached as an exhibit. That report was signed by the Company and all nine of its directors, including Mr. Kiesel.

         The bylaws included as an Exhibit to the Company's April 16, 2001 filing of its annual report on Form 10 SB state, "this Amendment to the By-Laws is hereby executed this 7th day of June, 2000," followed by the conformed signatures of Edward P. Sutherland, CEO, and William David Kiesel, Secretary.

         Either Mr. Kiesel's affidavit or the several SEC reports that he and other controlling directors of the Company have signed are erroneous.

         In view of the above, even if Section 12 has been adopted as an addition to the bylaws, we believe that equity and fairness requires that the incumbent controlling directors be precluded from shielding themselves behind its provisions, which they have failed to disclose properly.

         Mr. Kiesel's affidavit refers to Section 12 of the bylaws and the related description of those provisions in the Company's proxy statement dated April 13, 2000, for the May 10, 2000 annual meeting of stockholders. Yet the revised bylaws included as an exhibit in the Company's recent Form 10-KSB filing contain the certificate signed by Mr. Kiesel as Secretary and Edward P. Sutherland as Chief Executive Officer, and the bylaws are executed June 7, 2000, well after the Company's 2000 proxy statement.

         Even if Section 12 is a valid part of the bylaws, its provisions do not prevent stockholders from nominating directors for election. The provision quoted by Mr. Kiesel in his affidavit and referred to in the proxy statement for the 2000 annual meeting describes only the provisions applicable to selecting nominees of management for election. The subject provision does not preclude stockholders from nominating candidates directly, as Section 12(c), which Mr. Kiesel failed to disclose to the Florida court, acknowledges. A fundamental right of stockholders is their power to elect directors. To enable incumbent directors to control the gateway to the nomination process, as Mr. Kiesel suggests in his affidavit, would emasculate this fundamental stockholder right. The controlling directors may be able to control who can take advantage to the proxy solicitation process sponsored by and paid for by the Company, but in doing so they cannot absolutely preclude stockholders from proposing and supporting their own nominees.

Litigation

     Acquisition of Phillips

         On March 16, 2000, the Company filed a complaint against the members of the Reform Committee and Barbara Larkins in the United States District Court, Middle District of Louisiana, Medisys Technologies, Inc. vs. Brett Phillips, et al, Case No. 00-205-B-M, alleging various securities law violations and related claims in connection with the Company's 1998 acquisition from the defendants of Phillips Pharmatech Labs, Inc., and seeking rescission of the acquisition, damages and other relief. The court granted the defendants' motion to dismiss based on improper venue in Louisiana because of a provision in the acquisition agreement providing for exclusive jurisdiction over disputes arising in connection with the agreement in Utah, where Medisys is incorporated.

         The day after the lawsuit in Louisiana was dismissed, the Company refiled against the members of the Reform Committee and Barbara Larkins in the United States District Court, District of Utah, Medisys Technologies, Inc. vs. Brett Phillips, et al, no. 2:00CV00677ST, alleging substantive claims similar to those asserted in the Louisiana litigation. As currently amended, the complaint alleges violations of the anti-fraud provisions of federal securities laws, common law fraud and conspiracy, conversion, misappropriation, graft, unjust enrichment, breach of fiduciary duties, breach of implied covenant of good faith and fair dealing, negligent misrepresentation, and indemnification in connection with the Company's 1998 acquisition from the defendants of Phillips Pharmatech Labs, Inc. The Company is seeking rescission of the acquisition, damages, and other relief.

         After the injunction in Medisys vs. Interstate Transfer Company, discussed below, was dissolved by the state court, the Company attempted to obtain similar relief in the Utah federal court proceeding. Without affording the defendants prior notice or reasonable opportunity to appear and defend, the Company obtained a temporary restraining order barring Brett Phillips, Carl Anderson, William Morris, Marilyn L. Morris and Barbara Larkins from transferring their stock in the Company.

         In October 2000, the U.S. District Court conducted an evidentiary hearing in which the Company was required to substantially prove its allegations of fraud, misrepresentation, breach of contract and so forth. After hearing evidence for one and one-half days, the U.S. District Court found the Company had failed to demonstrate it had a substantial likelihood of prevailing. As a result, the court dissolved the temporary injunction and denied a request for a preliminary injunction sought by the Company.

         This case remains pending. Presently, the court is considering the defendants' motion to dismiss a substantial portion of the lawsuit.

         As an adjunct to the above actions, the Company also filed an action in the Third District Court, Salt Lake County, Utah, Medisys vs. Interstate Transfer Company, Case No. 000904474, against the Company's transfer agent seeking an injunction to prevent the sale or transfer of shares of the Company's common stock by defendant members of the Reform Committee and others. Although the suit sought to prevent transfer of stock owned by the members of the Reform Committee and others, none of such persons was named a party or provided the opportunity to appear. On June 28, 2000, the Utah court issued an injunction and order enjoining from transfer approximately 13.5 million shares of the Company's common stock held by the members of the Reform Committee and others. This injunction was based upon sworn allegations of Edward Sutherland, Chief Executive Officer and Chairman of the Board of the Company.

         Approximately a month after this injunction was obtained, it was discovered by Brett Phillips, Carl Anderson, William Morris, Marilyn L. Morris, Barbara Larkins and Jody Phillips. All but Jody Phillips successfully intervened in this lawsuit. Upon application of the intervening parties, the court found it had been misled with respect to the facts presented by Mr. Sutherland and his attorneys (one of whom is the very same attorney who filed the Louisiana lawsuit). Based upon the true facts, and the fact it was misled, the court declared this injunction to be a "wrongful injunction" and awarded nearly $31,000 in attorney fees against Medisys. The court is presently considering an additional award of $12,500.

     Florida Derivative Lawsuit

         On May 9, 2000, the members of the Reform Committee filed a derivative action lawsuit in the United States District Court, Middle District of Florida, Anderson vs. Kiesel, no. 8:00-CV-905-T 24F, against the Company and its then directors. The complaint alleges corporate waste in the form of excessive salaries and bonuses and other alleged wastes related to the operation of Phillips. The complaint seeks injunctive relief and damages. On August 24, 2000, a Magistrate recommended that the court deny plaintiffs' motion for preliminary injunction and grant defendants' motion to dismiss the derivative claims as well as plaintiff Carl Anderson's individual claim. On April 10, 2001, the court adopted the Magistrate's recommendation and dismissed the lawsuit, without prejudice to the plaintiffs' right to refile.

         The ruling of the court is essentially a technical one. It was based upon the fact that the Company had filed a lawsuit in Utah federal court against members of the Reform Committee and that case remained unresolved, which raised a potential for a conflict of interest with stockholder's interests. The court dismissed the action without prejudice. In dismissing the case, the court also noted that the Reform Committee members had not filed any affidavits from other stockholders in support of the case. However, the court did not reach the merits of the stockholder lawsuit. Nor, did the court examine the merits (or lack of merit) of the Company's lawsuit against the Reform Committee members that is pending in Utah.

Compliance with Section 16(a) of the Securities Exchange Act

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto filed with the SEC during or respecting the Company's last fiscal year ended December 31, 2000, and any written representation referred to in paragraph
(b)(2)(i) of Item 405 of Regulation S-B, no nominee of the Reform Committee failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act during the most recently-completed, full fiscal year or prior fiscal year.

                             MISCELLANEOUS MATTERS

Vote Required

         The proposed election of directors requires the affirmative vote of a plurality of the shares of common stock having voting power present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. Each other proposal voted on at the Annual Meeting will be approved if the votes cast favoring the proposal exceed the votes cast against the proposal. Cumulative voting is not permitted.

Method of Counting Votes and Proxy Procedures

         All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker nonvotes. Under the Company's bylaws and Utah Law: (1) shares represented by proxies that reflect abstentions or "broker nonvotes" (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker nonvotes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker nonvotes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal.

         If no directions are given and the signed blue proxy card is returned, the attorneys-in-fact appointed in the proxy will vote the shares of common stock represented by any such blue proxy card returned for the election of the Reform Committee's nominees. The Reform Committee knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, the attorneys-in-fact appointed in the proxy will use their discretion to vote the shares of common stock represented by blue proxy cards in accordance with their best judgment on such matters.

         You can revoke your proxy, whether the proxy was solicited by the Reform Committee or the Company, at any time prior to its use at the Annual Meeting merely by submitting to the Reform Committee or the Company a written revocation or a duly executed proxy bearing a later date. In addition, if you attend the Annual Meeting in person, you can vote by ballot, thereby canceling any pervious proxy. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy unless the stockholder votes his or her shares of common stock in person at the Annual Meeting.

Proxy Solicitation; Expenses

         The Reform Committee and its members will solicit proxies by mail, telephone, facsimile, the Internet, and personal solicitation. No member of the Reform Committee will receive additional compensation for such efforts. Banks, brokerage firms, other custodians, nominees and fiduciaries will be requested to forward the solicitation material of the Reform Committee to their customers for whom they hold shares of common stock, and the Reform Committee will reimburse them for their reasonable out-of-pocket expenses.

         The entire expense of preparing, assembling, printing and mailing this proxy statement and related materials and the cost of soliciting proxies for the proposals endorsed by the Reform Committee will be borne by the Reform Committee. The Reform Committee estimates such expenses to be approximately $30,000, of which approximately $15,000 has been incurred to date. The Reform Committee does not currently intend to seek reimbursement from the company for the Reform Committee's expenses.

           WE NEED YOUR SUPPORT AND VOTE NOW! Your vote is important!

         To elect the above slate of qualified directors and launch the actions outlined, please sign and return only the blue proxy card enclosed. No return postage is required. If your shares are held by a broker, bank, or other nominee, please instruct it how to vote on your behalf immediately.

         Do not return management's proxy card under any circumstances. If you return both our Reform Committee's blue proxy card and the Company's card, there is a danger that your shares will not be voted as you desire, because only the latest dated proxy card you submit will count.

         You may return your blue proxy card by delivering or mailing it to the Reform Committee at:

                           Medisys Reform Committee Year 2001, LLC
                           19235 Lutz Highway 41 North
                           Lutz, Florida 33549

         You may also send your signed blue proxy card by facsimile to 813-949-9658. Be sure to date your proxy card.



                                         Sincerely yours,




                                         William H. Morris
                                         Medisys Reform Committee Year 2001, LLC

                                   Appendix A

                 Proposals to be Submitted to the Stockholders
                      at the 2001 Annual General Meeting:

1.       Amend the bylaws to require independent directors:

         RESOLVED  that  Article  2, of the  bylaws be  amended  by adding a new section 9 as follows:

                  Section 9. No director shall simultaneously serve as an executive officer, employee, or consultant of the Corporation or its subsidiaries or have a relationship that would reasonably and likely interfere with the exercise of such director's independent judgment in carrying out the responsibilities as a director. This section can only be amended by action of the stockholders.

2.       Amend the bylaws to prohibit conflicts of interest transactions:

         RESOLVED  that  Article  2 of the  bylaws  be  amended  by adding a new
         Section 10 as follows:

                  Section 10. No director shall be allowed to receive, directly or indirectly, any financial remuneration or benefit from any financial transaction with the Corporation, except for compensation as a director as set forth in the bylaws.

         This section can only be amended by action of the stockholders.

3. Amend the bylaws to limit Board authority to award management bonuses, sell stock at less than 60% of the market price, or award options with a term of more than two years:

         RESOLVED  that the  bylaws of the  corporation  be amended by adding to
         Article II a new Section 11 as follows:

                  Section   11.   The   board   shall  not  have  the
                  authority, absent approval by the stockholders in a manner required by law, to

                           (a) award management bonuses, whether payable in cash, common stock, or otherwise, if, after the payment or accrual thereof, the Corporation would report a net loss, as determined in accordance with generally accepted accounting principles as consistently applied by the Corporation, for the fiscal year in which such payment or accrual occurs;

                           (b) sell stock for consideration, whether payable in cash or otherwise, having a fair market value, at the time the transaction is agreed to, of less than 60% of the average closing price quoted on any reliable third-party inter-dealer quotation medium for the 21 trading days preceding the date of the transaction; or

                           (c) grant options, warrants, or other rights to purchase common stock or issue other securities convertible into common stock with a exercise or conversion term of greater than two years after the date of issuance or with an exercise or conversion price lower than the average closing price quoted on any reliable third-party inter-dealer quotation medium for the 21 trading days preceding the grant of such options, warrants, or rights to purchase common stock or issuance of other securities convertible into common stock.

                  This   section   can  only  be   amended   by  action  of  the
                  stockholders.

4.       Rescind the previously approved one-for-five reverse stock split.

         RESOLVED that the corporation rescind any and all previous approvals for a one-for-five reverse stock split of issued and outstanding stock.

5. Investigate the Company's business relationship with Dispomedic 2000 and take warranted action.

         RESOLVED that the board of directors conduct an independent inquiry of any and all contracts, agreements, business relationships, courses of dealings, negotiations, practices, or other relationship whatsoever between the corporation and any of its affiliates and associates on the one hand and Dispomedic 2000 and any of its affiliates and associates on the other hand;

         FURTHER RESOLVED upon the conclusion of such investigation, the board of directors take such action as they may deem warranted, for and on behalf of the corporation, to assert any remedy, obtain any relief, or disclose any or all of the foregoing, in such form and manner as the board may deem warranted in the circumstances.

                                   Appendix B

                Transactions By Participants During Preceding Two Years


                                                        Shares          Shares
          Name                          Date           Purchased         Sold
          ----                          ----           ---------         ----


                            To be provided by amendment.

                                      Proxy
                     Medisys Reform Committee Year 2001, LLC
 (This Proxy is Solicited on Behalf of Medisys Reform Committee Year 2001, LLC)

The undersigned hereby appoints Brett J. Phillips, E. Carl Anderson, and William
H. Morris proxies, and each of them, with full power of substitution, to vote all shares of common stock of MEDISYS TECHNOLOGIES, INC. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company ("Annual Meeting") to be held at the Sheraton-Baton Rouge, 102 France Street, Baton Rouge, Louisiana on May 9, 2001, at 2:00 p.m., local time, or any adjournment(s) thereof, such proxies being directed to vote as specified below. To vote in accordance with the recommendations of the Medisys Reform Committee Year 2001, LLC, sign below. If no instructions are specified, such proxy will be voted "FOR" each proposal. The "FOR" boxes may, but need not, be checked. To vote against any of the recommendations, check the appropriate box marked "AGAINST" below. To withhold authority for the proxies to vote for any of the recommendations, check the appropriate box(es) marked "Withhold Authority" below.

Medisys Reform Committee Year 2001 LLC recommends votes "FOR" the following proposals, each of which has been proposed by it, to:

1. Elect each of the following nominees to serve as a director. To withhold your vote for any individual nominee, strike a line through such nominee's name.

     Joseph Daniel Diaco, MD    Robert R. Lowe II         William A. Smoak
     Jerry Malis, MD            Edmund Norton Summers     Fernando Dimus Serrano

2.   Amend the bylaws to require independent directors.

        For    [ ]        Against     [ ]        Withhold Authority       [ ]

3.   Amend the bylaws to prohibit conflicts of interest transactions.

        For    [ ]        Against     [ ]        Withhold Authority       [ ]

4. Amend the bylaws to limit board authority to award management bonuses, sell stock at greater than a 50% discount to the market, or award options with a term of more than two years.

        For    [ ]        Against     [ ]        Withhold Authority       [ ]

5.   Rescind the previously approved one-for-five reverse stock split.

        For    [ ]        Against     [ ]        Withhold Authority       [ ]

6. Investigate the Company's business relationship with Dispomedic 2000 and take warranted action.

        For    [ ]        Against     [ ]        Withhold Authority       [ ]

7. To transact such other business as may properly come before the Annual Meeting or any adjournment (s) thereof.

        For    [ ]        Against     [ ]        Withhold Authority       [ ]

Please print your name and sign exactly as your name appears in the records of the Company. When shares are held by joint tenants, both should sign.

Dated: _______________________


______________________________                      ____________________________
Signature                                           Signature (if held jointly)

______________________________                      ____________________________
Print Name                                          Print Name

Please Mark, Sign, Date, and Return this Proxy:

By mail to: Medisys Reform Committee Year 2001, LLC, 19235 Lutz Highway 41 North, Lutz, Florida 33549

By facsimile to: 813-949-9658

If your stock is held by a brokerage firm, bank, or other nominee, please advise it immediately of your vote.